Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 05-014 For Immediate Release	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802 Ken Dennard, Managing Partner Lisa Elliott, Sr. Vice President DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES EXPANSION OF ITS BOARD

Steven W. Krablin Elected to Fill Newly Created Independent Director Position

August 3, 2005 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that, effective August 2, 2005, it has expanded the size of its Board of Directors from seven to eight members. Steven W. Krablin has been elected to fill the newly created position and will serve as a Class II director. Class II directors will be up for re-election at the Company’s 2006 Annual Meeting of Stockholders. Mr. Krablin meets the independence and financial expertise requirements of the New York Stock Exchange and has been appointed to serve on the Company’s Audit and Compensation Committees.

From January 1996 until April 2005, Mr. Krablin served as the Senior Vice President and Chief Financial Officer of National Oilwell, Inc. (NYSE:NOI), a major manufacturer and distributor of oil and gas drilling equipment and related services for land and offshore drilling rigs. In March 2005, National Oilwell merged with Varco International, Inc. (NYSE:VRC) to become National Oilwell Varco, Inc. (NYSE:NOV). Prior to 1996, Mr. Krablin served as Senior Vice President and Chief Financial Officer of Enterra Corporation until its merger with Weatherford International. Since November 2004, Mr. Krablin has also served as a director of Penn Virginia Corporation (NYSE:PVA), an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. PVA is also the general partner and largest unit holder in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business. Mr. Krablin is a Certified Public Accountant and a 1972 graduate of the University of Arkansas where he received a Bachelor of Science degree in Business Administration.

Todd Hornbeck, the Company’s Chairman, President and CEO, commented, “We are very pleased about Mr. Krablin joining our Board. We will benefit greatly from his extensive public company and energy industry experience in the years to come. The other board members and our senior management team look forward to his contributions to the Company’s future.”

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels serving the energy industry.

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